UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 22, 2011

Allied World Assurance Company Holdings, AG
__________________________________________
(Exact name of registrant as specified in its charter)

Switzerland	001-32938	98-0681223
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Lindenstrasse 8, Baar/Zug,		6340
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	+41-41-768-1080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As disclosed in the Proxy Statement for the 2011 Annual General Meeting of Shareholders of Allied World Assurance Company Holdings, AG (the "Company"), the Company, as required by Swiss law, has submitted to shareholders a proposal to approve the Company’s using the $122.5 million of remaining capacity under its original $500 million share repurchase program for future repurchases, with any such repurchased shares to be held in treasury by the Company.

As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in other public filings with the U.S. Securities and Exchange Commission, the Company has established a share repurchase program in order to repurchase its common shares. Repurchases may be effected from time to time through open market purchases, privately negotiated transactions, and tender offers or otherwise. The timing, form and amount of the share repurchases under the program will depend on a variety of factors, including market conditions, the company’s capital position, legal requirements and other factors.

Pursuant to Swiss law, the Company is required to treat all shareholders equally. Accordingly, the terms of any privately negotiated repurchase under the share repurchase program will be at a price equal to or at a discount to the fair market value of the Company’s common shares at the time of such repurchase. Fair market value will be based on the closing price of the common shares on a specific date (or series of dates) or based on a volume weighted average share price over a certain period. The Company has historically used a discount to the fair market value of its common shares in the privately negotiated share repurchase transactions that it has completed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied World Assurance Company Holdings, AG

April 22, 2011	By:	/s/ Wesley D. Dupont

Name: Wesley D. Dupont
Title: Executive Vice President, General Counsel and Corporate Secretary